Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Scott Christian

CFO Xata Corporation

952-707-5600

Xata Reports Fiscal 2011 Third Quarter Results

Xata Turnpike software revenues increased 51 percent in the third quarter of fiscal 2011 compared to the same period of fiscal 2010

MINNEAPOLIS, Aug. 4, 2011 — Xata Corporation (NASDAQ:XATA) reported results for its third quarter of fiscal year 2011 ended June 30, 2011.

Total revenue was $17.0 million for the quarter ended June 30, 2011, compared to $18.0 million for the same period of fiscal 2010. Net loss to common shareholders for the third quarter of fiscal 2011 was $0.5 million, compared to net income to common shareholders of $0.6 million for the same period of fiscal 2010. Other comments include:

•

Software revenue increased $0.4 million from $11.0 million to $11.4 million for the quarters ended June 30, 2010 and 2011, respectively. The 3 percent growth in software revenue in the third quarter of fiscal 2011 was fueled by growth in our SaaS products. Specifically, third quarter software revenue from our XataNet and Xata Turnpike solutions increased 4 percent and 51 percent, respectively.

•	Fiscal 2011 third quarter software revenue accounted for approximately 67 percent of total revenue, compared to 62 percent for the same period of fiscal 2010.

•	The Company acquired 58 new customers in the third quarter of fiscal 2011.

•

As a result of customers adopting the Xata Turnpike solution, hardware systems and services revenues decreased to $5.6 million in the third quarter of fiscal 2011 compared to $6.3 million in the third quarter of fiscal 2010.

•	Cash flow from operations was $2.0 million for the third quarter of fiscal 2011.

“Our growth strategy continues to generate increased software revenue,” said Jay Coughlan, chairman and president of Xata. “We look forward to our customers increasing adoption of our next generation onboard XataNet platform.”

“The growth in our higher margin software revenue continues to allow the Company to generate positive non-GAAP earnings and cash flow from operations,” said Scott Christian, chief financial officer of Xata.

Overall gross margins were 46 percent for the third quarter of fiscal 2011, compared to 50 percent for the same period of fiscal 2010. This margin decrease was driven by declining hardware systems and services margins, which were partially offset by continuing improvement in software margins.

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Xata Releases Fiscal 2011 Third Quarter Results – Page 2

Selling, general and administrative costs decreased $0.8 million to $5.8 million compared to $6.6 million for the three months ended June 30, 2011 and 2010, respectively.

Research and development costs were $2.7 million and $1.8 million for the third quarter of fiscal 2011 and 2010, respectively. The continued evolution of the compliance requirements facing the trucking industry warrant additional investment in research and development in order to meet customers’ future needs.

Net loss to common shareholders for the third quarter of fiscal 2011 was $0.5 million, compared to a net income to common shareholders of $0.6 million for the same period in fiscal 2010. As a result, the Company reported a loss of $0.04 per diluted share for the three months ended June 30, 2011, compared to income of $0.02 per diluted share in the same period of the prior year.

For the third quarter of fiscal 2011, the Company reported non-GAAP earnings (earnings before interest, non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $1.3 million compared to $2.2 million for the same period of fiscal 2010.

As of June 30, 2011, the Company held $15.2 million in cash and cash equivalents and had working capital of $16.7 million, excluding the current portion of long-term obligations and deferred revenue and applicable deferred costs.

For the nine months ended June 30, 2011, software revenue increased by 8 percent driven by growth in our XataNet and Xata Turnpike solutions of 11 percent and 74 percent, respectively. Total revenues decreased by 11 percent as the result of lower hardware systems and services revenue as the majority of new customers are utilizing the Xata Turnpike solution which does not require an upfront commitment to purchase hardware components.

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Xata Releases Fiscal 2011 Third Quarter Results – Page 3

Summary of revenue and gross margins for the nine months ended June 30, 2011 and 2010 (amounts in thousands):

	For the Nine Months Ended June 30,
	2011	2010	Change
Revenue:
Software	$34,102	$31,508	8%
Hardware systems	11,507	17,142	(33%)
Services	2,134	3,213	(34%)
Other	—	1,719	(100%)

Total revenue	$47,743	$53,582	(11%)

Gross Margins:
Software	76%	75%
Hardware systems	(9%)	4%
Services	(21%)	24%
Total gross margin	51%	48%

Non-GAAP vs. GAAP Financials

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below.

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Xata Releases Fiscal 2011 Third Quarter Results – Page 4

About Xata

Xata Corporation (NASDAQ: XATA) provides intuitive, automated fleet management software solutions to the trucking industry. By delivering real-time critical information on vehicle and driver performance, Xata makes it easy for fleet managers, dispatchers and drivers to collect, sort, view and analyze data to help reduce costs, increase safety and compliance, and improve customer satisfaction.

Our award-winning solutions include 1) XataNet, a full featured, enterprise-wide solution that helps private and for-hire fleets drive continuous improvement, and 2) Xata Turnpike, a technologically advanced, low-cost, easy-to-install solution that runs on drivers’ existing cell phones, smartphones and tablet computers. Both solutions help fleet managers and drivers meet established and emerging electronic onboard recorder (EOBR) regulations. We also offer a portfolio of professional services, including implementation, training and consulting to help our customer deliver bottom-line results. Today Xata solutions increase the productivity of approximately 114,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.

Cautionary note regarding forward-looking statements.

This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Xata Releases Fiscal 2011 Third Quarter Results – Page 5

Xata Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2011	2010	2011	2010
Revenue
Software	$11,381	$11,042	$34,102	$31,508
Hardware systems	4,875	5,362	11,507	17,142
Services	768	984	2,134	3,213
Other	—	566	—	1,719

Total revenue	17,024	17,954	47,743	53,582

Cost of goods sold	9,119	8,912	23,420	27,669
Selling, general and administrative	5,840	6,627	18,617	19,702
Research and development	2,697	1,759	7,168	4,692
Acquisition related costs	—	—	—	837

Total costs and expenses	17,656	17,298	49,205	52,900

Operating (loss) income	(632)	656	(1,462)	682
Net interest and other expense	(93)	(28)	(272)	(392)
Interest expense on financing activities	—	—	—	(1,358)
Acquisition related interest and mark to market	—	(2)	—	(356)

(Loss) income before income taxes	(725)	626	(1,734)	(1,424)
Income tax benefit	(289)	—	(486)	—

Net (loss) income	(436)	626	(1,248)	(1,424)

Preferred stock dividendsand deemed dividends	(32)	(75)	(122)	(1,846)

Net (loss) income to common shareholders	$(468)	$551	$(1,370)	$(3,270)

Net (loss) income per common share:
Basic	$(0.04)	$0.06	$(0.13)	$(0.36)
Diluted	$(0.04)	$0.02	$(0.13)	$(0.36)

Weighted average common and common share equivalents:
Basic	10,667	9,718	10,427	9,170
Diluted	10,667	26,359	10,427	9,170

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Xata Releases Fiscal 2011 Third Quarter Results – Page 6

Xata Corporation

Consolidated Balance Sheets

(Amounts in thousands)

	June 30, 2011	September 30, 2010
	(Unaudited)
Current assets
Cash and cash equivalents	$15,233	$13,374
Accounts receivable, net	9,508	11,392
Inventories	2,205	3,047
Deferred product costs	1,348	2,042
Prepaid expenses and other current assets	1,239	1,260

Total current assets	$29,533	$31,115

Equipment and leasehold improvements, net	8,961	5,798
Intangible assets, net	13,235	14,901
Goodwill	17,911	17,048
Deferred product costs, non-current	1,031	1,757
Other assets	876	420

Total assets	$71,547	$71,039

Current liabilities
Current portion of long-term obligations	$1,338	$839
Accounts payable	6,258	5,138
Accrued expenses	5,211	4,872
Deferred revenue	3,520	5,070

Total current liabilities	$16,327	$15,919

Long-term obligations, net of current portion	1,245	485
Deferred revenue, net of current portion	2,138	3,591
Deferred tax liabilities	1,780	1,905
Other long-term liabilities	596	638

Total liabilities	$22,086	$22,538

Shareholders’ equity
Preferred stock	44,149	43,980
Common stock	44,929	41,637
Contingent common stock earn-out	4,062	6,452
Accumulated deficit	(45,499)	(44,129)
Accumulated other comprehensive income	1,820	561

Total shareholders' equity	49,461	48,501

Total liabilities and shareholders’ equity	$71,547	$71,039

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Xata Releases Fiscal 2011 Third Quarter Results – Page 7

Xata Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net (loss) income to common shareholders	$(468)	$551	$(1,370)	$(3,270)

Adjustments:
Depreciation and amortization expense	1,687	1,387	4,675	3,707
Stock based compensation	272	179	860	1,026
Net interest expense	77	33	171	347
Preferred stock dividends and deemed dividends	32	75	122	1,846
Income taxes	(289)	—	(486)	—
Interest expense on financing activities	—	—	—	1,358
Acquisition related interest, mark to market, and costs	—	2	—	1,193

Total adjustments	1,779	1,676	5,342	9,477

Non-GAAP earnings	$1,311	$2,227	$3,972	$6,207

Non-GAAP earnings per diluted share	$0.05	$0.08	$0.15	$0.30

Shares used in calculating non-GAAP earnings per diluted share	27,086	26,359	26,876	20,580